Exhibit 99.1

SpartanNash Announces Preliminary Third Quarter Fiscal 2022 Results and Raises Fiscal 2022 Guidance Ahead of Investor Day

Combines Food Distribution and Military Operating Segments

Investor Day Presentation Will Be Webcast Today at 12:30 PM ET

GRAND RAPIDS, MICH. – Nov. 2, 2022 – Food solutions company SpartanNash (the "Company") (Nasdaq: SPTN) is hosting its Investor Day today to provide an update on the Company’s long-term strategy and its fiscal 2025 financial targets. Additionally, the Company provided preliminary results for the 12-week third quarter ended Oct. 8, 2022, and increased fiscal 2022 guidance.

Preliminary Results for Third Quarter Fiscal 2022

The Company expects certain results for the third quarter will include the following:

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Net sales of $2.28 to $2.31 billion, compared to $2.07 billion in the prior year quarter.
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Net earnings of $8.9 to $9.9 million, compared to $15.2 million in the prior year quarter.
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Adjusted EBITDA(1) of $56.3 to $58.3 million, compared to $51.5 million in the prior year quarter.

The Company's preliminary results were driven by several factors, including:

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Retail comparable store sales are expected to be up approximately 8% for the quarter.
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Improvements in supply chain expense rates resulting from efficiencies realized from the Company’s supply chain transformation initiative.
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Net sales were favorably impacted by inflation across all of the Company’s lines of business.

Through the third quarter, the Company paid $22.5 million in cash dividends, equal to $0.63 per common share. The Company also repurchased 757,928 shares during year-to-date period for a total of $23.3 million, with an average price of $30.73 per share. In total, the Company returned $45.7 million to shareholders through the third quarter.

Fiscal 2022 Outlook

The Company is also updating certain elements of its fiscal 2022 guidance. The Company now expects net sales to range from $9.5 to $9.7 billion (previously $9.3 to $9.6 billion) and adjusted EBITDA to range from $237 to $242 million (previously $227 to $240 million).

Third Quarter 2022 Earnings Conference Call

The Company will announce its full third quarter results before the stock market opens on Wednesday, Nov. 9, 2022.

The Company will host a conference call to discuss its quarterly results with additional comments and details on Wednesday, Nov. 9, 2022, at 8:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website.

Strategy Update and Fiscal 2025 Financial Targets

Since launching Our Winning RecipeTM, the Company has built a solid foundation, recruited a strong executive team, improved operations and refined its strategic plans. The Company will provide further details on its growth plans and the expected benefits of its initiatives at its Investor Day.

“SpartanNash has reached an inflection point, and now we are accelerating our transformational initiatives and strategic plans, which continue to increase topline sales, decrease costs, grow share, drive results and return value to our shareholders," said SpartanNash President and Chief Executive Officer Tony Sarsam. “Achieving our 2025 targets will translate to an increased adjusted EBITDA of nearly 70% since 2019 and 40% since 2021.”

The Company’s fiscal 2025 long-term financial targets include growing:

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Net sales to more than $10 billion, an increase of 12% from fiscal 2021.
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Adjusted EBITDA to more than $300 million, an increase of 40% from fiscal 2021.

These targets are expected to be achieved through several initiatives, including:

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Increasing net sales by more than $1 billion through customer acquisition and continued expansion into value-add offerings;
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Realizing benefits of $125 to $150 million during fiscal 2021 through 2025 with supply chain and merchandising transformation initiatives, as well as ongoing marketing innovation; and
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Driving shareholder value through continued focus on return on capital.

Operating Segment Change

At the beginning of the third quarter of 2022, the Company combined the previous Food Distribution and Military operating segments into one operating segment: Wholesale. The change in the operating segments was driven by both a change in the Company’s organizational structure, and in the reporting utilized by the Chief Operating Decision Maker to allocate the Company’s resources and assess operating performance. As a result, the Company now operates two reportable segments: Wholesale and Retail.

The Company will recast certain financial information for the comparative prior-year periods within its third-quarter earnings release and Form 10-Q to reflect the impact of the change in the segments.

Investor Day Presentation

Sarsam, along with Jason Monaco, Executive Vice President and Chief Financial Officer, and other members of the executive team will present more details at the Company’s Investor Day. A live webcast of the event will begin today at approximately 12:30 p.m. ET.

The webcast can be accessed at SpartanNash’s website at www.spartannash.com/webcasts under the “Investor Relations” section and will remain archived on the Company’s website.

A supplemental presentation will also be available on the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company’s own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. To support its distribution business, the Company operates a strategically developed network of large-scale distribution facilities and a nationwide transportation fleet. In addition, the Company owns and operates 147 supermarkets – primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market – and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "anticipates," "plans," "believes," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook", "trend", "guidance" or "target" is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive wholesale distribution and retail grocery industries; changes in economic or geopolitical conditions, including inflationary pressures and the Russia-Ukraine conflict; interest rate fluctuations; labor relations issues and rising labor costs; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; disruptions associated with the COVID-19 pandemic; the Company's ability to implement its growth strategy and transformation initiatives; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company's ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; the Company's ability to manage its private brand program for U.S. military commissaries; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; changes in government regulations; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

Non-GAAP Financial Measures

This press release includes information regarding adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). This is a non-GAAP financial measure, as defined below, and is used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes this measure provides useful information for both management and its investors. The Company believes this non-GAAP measure is useful to investors because it provides additional understanding of the trends and special circumstances that affect its business. This measure provides useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. This measure, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company's performance against its peers. This measure is also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in this adjusted format.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the fiscal 2022 outlook and long-term targets disclosed in this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's routine activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance, costs related to the postretirement plan amendment and settlement, and organizational realignment costs, and the impact of adjustments to the last-in-first-out (LIFO) inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022 or fiscal 2025, respectively.

(1)
A reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided under "Non-GAAP Financial Measures."

SPARTANNASH COMPANY AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Table 1: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	October 8, 2022		October 9, 2021
(In thousands)	Low	High	Actual
Net earnings	$8,910	$9,910	$15,176
Income tax expense	4,400	4,700	4,551
Other expenses, net	5,250	5,300	3,004
Operating earnings	18,560	19,910	22,731
Adjustments:
LIFO expense	14,850	14,950	5,887
Depreciation and amortization	21,800	21,900	21,763
Acquisition and integration, net	(585)	(565)	101
Restructuring and asset impairment, net	(895)	(875)	(195)
Cloud computing amortization	900	950	570
Organizational realignment, net	570	610	—
Severance associated with cost reduction initiatives	45	65	239
Stock-based compensation	1,325	1,425	920
Stock warrant	475	525	403
Non-cash rent	(800)	(700)	(994)
Loss on disposal of assets	50	100	49
Postretirement plan amendment and settlement	—	—	—
Costs related to shareholder activism	—	—	—
Adjusted EBITDA	$56,295	$58,295	$51,474

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CONTACT:

Investor Relations:

Kayleigh Campbell

Head of Investor Relations

Kayleigh.Campbell@spartannash.com

SpartanNashIR@icrinc.com

Media:

Adrienne Chance

SVP, Communications

press@spartannash.com